Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-173830 on Form S-8 of our report dated June 19, 2018, which appears in this Annual Report on Form 11-K of the Savings Plan of Amega West Services, LLC for the year ended December 31, 2017.

/s/ Baker Tilly Virchow Krause, LLP

Wyomissing, Pennsylvania
June 19, 2018